EXHIBIT 99.1

1510 West Loop South    Houston, Texas 77027    Main 713/850-1010    Exec. 713-386-7000    Fax 713/386-7070

Landry’s Restaurants, Inc. (‘LNY’/NYSE) First Quarter 2005 Results

Meet Consensus Estimates

HOUSTON, May 3 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY - News; the “Company”), one of the nation’s largest casual dining and entertainment companies announced its earnings for the first quarter ended March 31, 2005.

Revenues for the three months ended March 31, 2005, totaled $281.3 million, as compared to $275.7 million a year earlier. As previously indicated, net interest expense associated with the Company’s $850 million refinancing in the fourth quarter of 2004 was $8.6 million in the first quarter 2005 compared to only $3.1 million in the first quarter of 2004. Therefore, net income for the first quarter was $7.4 million, compared to $11.1 million in the previous year, and earnings per share (diluted) for the quarter were $0.29, compared to $0.39 in 2004. Same store sales for the Company’s restaurants were flat for the quarter.

Rick H. Liem, Senior Vice President and Chief Financial Officer stated, “We are pleased to meet consensus estimates despite our forfeiture of $1.0 million related to a purchase option for a gaming acquisition that was not consummated. The Golden Nugget acquisition is proceeding with a closing date expected in late 2005.”

The Company opened four new restaurants during the first quarter, including three Joe’s Crab Shacks and one Saltgrass Steakhouse. Since the end of the first quarter, the Company has also opened one of its signature restaurants, Grotto, a high end casual Italian brand.

The Company’s operating income increased to 7.1% from 7.0% in the first quarter of 2004, with a 1.5% improvement in G&A expenses resulting from lower bonus and Sarbanes-Oxley costs offsetting a similar decline in restaurant level profits due to increased advertising expenses.

The Company operated 301 full service restaurants as of March 31, 2005 primarily under the trade names Joe’s Crab Shack, Landry’s Seafood House, The Crab House, Charley’s Crab, Chart House seafood restaurants, the Rainforest Cafe and Saltgrass Steak House restaurants. In addition, we operate several limited service restaurants, hotels, amusements and retail outlets. In May 2005, the Board of Directors authorized a $50 million share repurchase program.

CONTACT:	Tilman J. Fertitta	or	Rick H. Liem
	Chairman, President		Senior Vice President
	and CEO		and CFO
	(713) 850-1010		(713) 850-1010
	www.landrysrestaurants.com		www.landrysrestaurants.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, the Company’s inability or failure to consummate the Golden Nugget transaction, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000’s except per share amounts)

	FOR THE QUARTER ENDED March 31, 2005		FOR THE QUARTER ENDED March 31, 2004 Restated
REVENUES	$281,345	100.0%	$275,677	100.0%

COST OF SALES	78,584	27.9%	77,720	28.2%
LABOR	83,532	29.7%	80,932	29.4%
OTHER RESTAURANT OPERATING EXPENSES	69,997	24.9%	64,698	23.4%

RESTAURANT LEVEL PROFIT	$49,232	17.5%	$52,327	19.0%
GENERAL & ADMINISTRATIVE	13,686	4.9%	16,407	6.0%
PRE-OPENING COSTS	920	0.3%	1,854	0.7%
DEPRECIATION & AMORTIZATION	14,755	5.2%	13,031	4.7%
ASSET IMPAIRMENT EXPENSE	—	0.0%	1,709	0.6%

TOTAL OPERATING INCOME	$19,871	7.1%	$19,326	7.0%
OTHER EXPENSE (INCOME)	9,021		3,237

INCOME BEFORE TAXES	10,850		16,089
TAX PROVISION	3,472		4,987

NET INCOME	$7,378		$11,102

EARNINGS PER SHARE - (Basic)	$0.30		$0.40
AVERAGE SHARES - (Basic)	24,600		27,600

EARNINGS PER SHARE - (Diluted)	$0.29		$0.39

AVERAGE SHARES - (Diluted)	25,500		28,500

EBITDA (Earnings before interest, taxes, depreciation and amortization):
Total Operating Income	$19,871		$19,326
Add Back:
Depreciation and Amortization	14,755		13,031
Asset Impairment Expense	—		1,709
EBITDA	$34,626		$34,066

EBITDA is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic.

LANDRY’S RESTAURANTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in Millions except per share amounts)

	March 31, 2005	December 31, 2004
Cash & Equivalents	$132.4	$201.4
Other Current Assets	91.5	96.1

Total Current Assets	223.9	297.5
Property & Equipment, Net	1,012.9	1,007.3
Other Assets	65.8	40.2

Total Assets	$1,302.6	$1,345.0

Current Liabilities	$143.7	$136.0
Long-Term Debt	557.9	559.5
Other Non-current	50.4	48.6

Total Liabilities	752.0	744.1
Total Stockholders’ Equity	550.6	600.9

Total Liabilities & Equity	$1,302.6	$1,345.0

Net Book Value per share	$23.23	$23.47